Exhibit 10.1

INGEVITY CORPORATION
5255 Virginia Avenue
North Charleston, SC 29406

January 31, 2017

Dear Ed:
This letter agreement (the “Letter Agreement”) sets forth the terms and conditions of your termination of employment with the Company as authorized by the Compensation Committee of the Board of Directors of the Company.

1.	Your employment with the Company will end at the close of business on January 31, 2017 (your “Termination Date”).

2.	You will be paid your normal salary and remain eligible for employer-provided benefits through your Termination Date. In addition:

a.
You will receive a cash payment representing your previously deferred Long-Term Incentive award for 2015 that vested upon the spin (in the amount of $88,889) payable six (6) months following your Termination Date.

b.
You may have a right to receive benefits under one or more of Ingevity’s Savings and Non-qualified Restoration plans. If you have a right to receive benefits under these plans, you will receive additional information about your rights from Vanguard, the third-party administrator of the Savings Plan, and Glenn Grill, Director, Global Total Rewards.

c.
You may also have a right to receive benefits under one or more of WestRock’s Pension Plans, Restoration Plans and Non-qualified Deferred Compensation Plans. If so, you will need to contact a representative at WestRock, AonHewitt, or the Newport Group, WestRock’s third party administrators, to obtain further information about your rights under their plans.

d.
You have a right to “COBRA” continuation coverage under Ingevity’s health plans. You will receive additional information about your COBRA rights from Businessolver, the third-party administrator of the plans.

Except as otherwise provided for in this letter, you acknowledge that as of the Termination Date, you have been paid by the Company for all hours worked as an employee of the Company and are in receipt of all amounts due from the Company, including but not limited to the following: (i) all wages, incentive compensation and bonuses and (ii) reimbursement for all reasonable and necessary business travel and entertainment expenses incurred on behalf of the Company. No other amounts are due to you from the Company or any of its affiliates, or from any of the Company’s benefit plans or plan administrators, except pursuant to this Letter Agreement (if it becomes effective and enforceable). In addition, the Company is extending additional benefits

Exhibit 10.1

outlined immediately below. However, in order to receive those benefits, you must sign (and not revoke) this Letter Agreement and the attached Release of all legal claims against the Company. You are under no obligation to accept this proposal.

3.
The following is a summary of the additional benefits you will receive if you sign (and do not revoke) this Letter Agreement and the attached release, and as consideration for the other agreements set forth herein:

a.
Severance benefit equal to your current Base Salary of $400,000, payable in a lump sum on or about the Termination Date (subject to withholding of income and employment taxes to the extent required by law).

a.
You will also be eligible for professional outplacement services through the Company’s outplacement services provider. The specific services provided will be in accordance with the agreement between the Company and its outplacement provider.

c.	We will enter into a Consulting Arrangement for a period of 3 months beginning on February 1, 2017, pursuant to which you will be paid a consulting fee of $33,333/month.

4.
The following is a summary of certain additional enhanced benefits you will receive if you sign (and do not revoke) this Letter Agreement and the attached release, all also in further consideration of your agreement to comply with the provisions of paragraph 8 and 9 below:

a.
Your 2016 Long-Term Incentive Awards (e.g., RSUs, PSUs and Long-Term Cash awards under the Company’s 2016 Omnibus Incentive Plan) will be handled without regard to the one-year service requirement that would otherwise be applicable and as further described below:

i.	2016 RSU Award for 1,461 shares that would otherwise have vested in February, 2017, to be settled six (6) months following your Termination Date;

ii.
2016 PSU Award covering 8,512 shares prorated for twelve (12) months at 12/36ths to 2,837 shares, based on actual company performance through the performance period (ending December 31, 2018), to be settled if and when earned and settled on other grantees generally;

iii.	2016 Make-up RSU Award covering 2,557 shares prorated for (8) eight at 8/22nds to 930 shares, to be settled six (6) months following your Termination Date; and

iv.	2016 Long-term Cash Award in the amount of $111,111 prorated for eight (8) months at 8/22nds to $40,404, to be settled six (6) months following your Termination Date.

References above to eight (8) months reflect the eight months of employment from the May, 2016 grant date.

The Company confirms that the 11,561 options granted to you on May 26, 2016 will vest in full upon your termination of employment.

b.	Additional lump sum severance benefit of (i) $317,000 in settlement of your 2016 short term incentive and related matters, (ii) $30,000 to help defray the cost of COBRA

Exhibit 10.1

coverage, and (iii) $240,000 (equal to your historical short term incentive at Target) (for a total lump sum of $587,000) payable on or about the Termination Date.

These payments and benefits will be subject to withholding of income and employment taxes to the extent required by law.

5.
In consideration of the Company’s agreement to provide you with the benefits outlined in paragraph 3 above, you agree to sign (and not revoke) the attached Release. The Release specifically covers all claims that you may have under municipal, state, or federal law, including claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”).

6.
You agree to keep confidential and not disclose after termination of your employment, any information received by you during or as a result of your employment with the Company that might reasonably be construed to be confidential or adverse to the interests of the Company. In addition, each party agrees to not, either directly or indirectly, make, publish, or disseminate any statement, communication, or other representation that would hurt or disparage the other party after the termination of your employment with the Company; provided that this responsibility is not intended to inhibit complete and truthful testimony in the event either party is ever requested to provide information to a court or government agency, nor in the case of the Company to provide information in Company filings with or submissions to the Securities and Exchange Commission or otherwise in fulfillment of its obligations under any law, rule, regulation, order or proceeding.

7.
You acknowledge that violations of paragraphs 6, 8 and 9 of this Letter Agreement are likely to result in irreparable harm to the Company. You thus agree that if you violate paragraphs 6, 8 or 9, the Company shall have the right to seek and secure injunctive relief to stop any such breaches. You agree that if such breach should occur, the Company shall be entitled to injunctive relief to prevent any such violations, and shall not be obligated to post any bond to secure that relief. You also agree that the Company shall be entitled to recover its reasonable attorneys’ fees and costs incurred in pursuing its remedies, to the extent permitted by law, as well as any other damages a court deems appropriate.

8.
You agree that Confidential Information, the Company's goodwill, Customer and Supplier relationships are among the Company's most valuable business assets. You further acknowledge that your position has been one of trust, and that you received and had access to the highest levels of Confidential Information during your employment as a senior executive of the Company. Accordingly, and in further consideration of the Company’s agreement to provide you with the benefits outlined in paragraph 3 and 4above, you agree that you will not, during the Restricted Period, directly or indirectly, for your benefit or the benefit of others, whether direct or indirect, as an employee, independent contractor, owner, shareholder, partner, limited partner, or otherwise (with all such foregoing capitalized terms being used as defined below):

a.
own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other similar capacity with, or have any financial interest in, any Named Company Competitor, or aid or assist any Named Company Competitor in any manner that enhances the ability of such Named Company Competitor to develop, market, sell or provide Competitive Products or Services;

Exhibit 10.1

b.
in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other similar capacity with, or have any financial interest in, any Company Competitor, or aid or assist any Company Competitor in any manner that enhances the ability of such Company Competitor to develop, market, sell or provide Competitive Products or Services; provided nothing in this clause (b) shall restrict you from employment with a division or business unit of a Company Competitor that does not provide Competitive Products or Services, or from employment with a Company Competitor where the your responsibilities and activities do not involve the development, marketing, sale or provision of Competitive Products or Services (provided further, for the avoidance of doubt, that all other terms of this paragraph 8 continue to apply);

c.	aid or assist any person or entity for the purpose of the development, marketing, sale or provision of Competitive Products or Services.

d.
solicit, persuade or induce any individual who is, or was at any time during the last twelve months of your employment with the Company, an employee of the Company, for the purpose of engaging in the development, marketing, sale or provision of Competitive Products or Services: (i) to terminate or refrain from renewing or extending such employment by the Company, or (ii) to become employed by or enter into a contractual relationship with you or any other individual, person or entity;

e.
solicit, persuade or induce any individual, person or entity which is, or was at any time during the last twelve months of your employment with the Company, a Supplier of critical components to the Company, including, for the avoidance of doubt, any Supplier of Crude Tall Oil, to terminate, reduce or refrain from renewing or extending such Supplier’s contractual or other relationship with the Company, or otherwise materially changing such Supplier’s volume, terms and conditions; or

f.
solicit, persuade or induce any Customer or Indirect Customer: (i) to terminate, reduce or refrain from renewing, extending, or entering into contractual or other relationships with the Company with regard to the purchase of Competitive Products or Services, or (ii) to become a customer of or enter into any contractual or other business relationship with you or any other individual, person or entity for the purpose of purchasing Competitive Products or Services.

g.	For the purpose of this Letter Agreement, the following definitions shall apply:

i.
“Competitive Product or Service” means any product or service that is substantially the same as or similar to any product or service sold or provided by Company during the “Restricted Period” (as defined below) and/or any product or service meant to accomplish the same or a similar purpose as, and/or to serve as a substitute for, products or services sold or provided by the Company during your employment.

ii.
“Company Competitor” means any business providing a Competitive Product or Service, and for the avoidance of doubt, includes the Named Company Competitors as defined by subsection g. vii of paragraph 8 of this Letter Agreement.

Exhibit 10.1

iii.
“Confidential Information” means information relating to the Company or any of the Affiliated Companies, which has value to the Company or its Affiliated Companies and is not generally available to the public. This includes, but is not limited to, Customer lists, Company know-how, designs, formulae, processes, devices, machines, business contracts, financial data, inventions, research or development projects, plans for future development, materials of a business nature including marketing information, strategies and concepts, and pricing strategies.

iv.
“Customer” means any person or entity that is a customer of Company as of the Termination Date (i.e, has an ongoing business relationship as of that date). Customer shall also include any prospective customer whose business you have actively been seeking on behalf of the Company within the six months prior to your Termination Date.

v.
“Indirect Customer” means any person or entity to whom Ingevity’s direct Customer supplies product that incorporates the Company’s products. In the case of the Company’s automotive carbon business, Indirect Customer includes the automobile manufacturers and any business that supplies product to an automobile manufacturer that includes the Company’s products.

vi.	“Named Chemicals Company Competitor” are those companies identified as such on Schedule 8.a.vii.

vii.	“Named Company Competitor” are those companies identified on Schedule 8.a.vii.

viii.	“Supplier” means any supplier or vendor of any product or service to Company that Company, in turn, provides to or procures for any Customer.

ix.	“Restricted Period” means the period of twelve months following your Termination Date.

x.	“Territory” means the United States, Canada, Mexico, Germany, France, Italy, Finland, Sweden, England, Scotland, Japan, South Korea and the People’s Republic of China.

9.
In further consideration of the Company’s agreement to provide you with the enhanced benefits outlined in paragraph 3 and 4 above, you further agree that through July 31, 2018 you will not own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other similar capacity with, or have any financial interest in, any Named Chemicals Company Competitor (including any business that acquires or succeeds to all or substantially all of the pine chemicals business of any of the foregoing), or aid or assist any Named Chemicals Company Competitor in any manner that enhances the ability of such Named Chemicals Company Competitor to develop, market, sell or provide Competitive Products or Services.

10.
You expressly acknowledge and represent that: (i) you have suffered no injuries or occupational diseases arising out of or in connection with your employment with the Company; (ii) you have received all wages to which you were entitled as an employee of the Company; (iii) you have received all leave to which you were entitled under the Family and Medical Leave Act (“FMLA”)

Exhibit 10.1

or similar state law; (iv) you are not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act or similar state law; (v) you are not aware of any facts that may constitute violations of the Company’s Code of Conduct and/or legal obligations, including the federal securities laws; and (vi) you have not filed any employment discrimination, wrongful discharge, wage and hour, or any other complaints or charges in any local, state or federal court, tribunal, or administrative agency against the Company or its parent, subsidiaries (whether or not wholly-owned), affiliates, divisions, predecessors, successors, insurers or assigns, or any other related individuals or entities, jointly or individually, or their past or present stockholders, directors, officers, trustees, agents, insurers, representatives, attorneys, benefit plans, benefit plan administrators or trustees, or employees.

11.
This Letter Agreement supersedes any previous agreements relating to your rights upon termination of your employment with the Company. However, any agreement relating to the Company’s intellectual property, non-compete arrangements or Code of Conduct remains in effect.

12.
You are advised to consult with an attorney before signing this Letter Agreement and the Release. With the exception of your review of this Letter Agreement with your immediate family members, attorney, accountant, or income tax preparer, you agree not to disclose the terms of this Letter Agreement to any other party, including any other employees of the Company.

13.
You are advised that you have up to twenty-one (21) days to consider the terms of this Letter Agreement and the Release before you sign them. In addition, you may revoke this Letter Agreement and the Release within seven (7) days after you sign them by giving written notice to: Katherine P. Burgeson, Executive Vice President, Secretary and General Counsel 5525 Virginia Avenue, North Charleston, SC 29406.

If you revoke this Letter Agreement or the Release, you will not be entitled to receive any of the benefits outlined in paragraph 3 or 4 of the Letter Agreement.

14.
This Letter Agreement and the attached Release shall be governed by and construed in accordance with the laws of the State of South Carolina, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction.

15.	Nothing herein shall prevent ownership by you of up to 2% of the publicly traded shares of any company that are registered on a national exchange.

16.
This Letter Agreement and the attached Release set forth our entire agreement regarding termination of your employment with the Company. You understand and agree that no representations, other than what is explicitly provided for in this Letter Agreement and the attached Release, have been made to you.

17.	This Letter Agreement and the attached Release may be amended or modified only by another writing executed by both the Company and you.

18.
If any provision of this Letter Agreement or the attached Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Letter Agreement and attached Release; provided, however, that upon any finding by a court of competent jurisdiction that the release and/or

Exhibit 10.1

promises provided for in the attached Release are illegal, void or unenforceable, you agree, at the Company’s request, to execute promptly a release and/or promise of comparable scope that is legal and enforceable. If such a release is not executed by you, you shall promptly return to the Company any benefit received by you described in paragraph 3 or 4 of this Letter Agreement.

19.
If the provisions of Section 409A of the Internal Revenue Code, as amended, require the payment of any amount to be deferred, we agree that the payment schedule will be revised to comply with such terms.

20.
If you agree to the terms set forth in this Letter Agreement, please indicate your agreement and acceptance by voluntarily signing this Letter Agreement and the attached Release in the spaces provided and return the original of each document to me.

21.
In signing this Letter Agreement and the attached Release, you agree that: (i) you have carefully read this Letter Agreement and the attached Release; (ii) you fully understand all of their terms; (iii) you are freely and voluntarily entering into this Letter Agreement, and knowingly releasing the Company in accordance with the terms contained in the attached Release; (iv) before signing this Letter Agreement and attached Release, you had the opportunity to consult with an attorney of your choice and you were advised by the Company to do so; and (v) you have been given twenty-one (21) days to consider this Letter Agreement and the attached Release and seven (7) days to revoke this Letter Agreement and the attached Release.

Sincerely,

INGEVITY CORPORATION

By ___/s/ Michael Wilson_____________
D. Michael Wilson
President and Chief Executive Officer

Agreed and accepted:

/s/ Edward A. Rose
Edward A. Rose

Date:     January 31, 2017

Exhibit 10.1

RELEASE

In consideration of the severance benefits offered to me by Ingevity Corporation (the “Company”) in the Letter Agreement dated as of January 31, 2017 (the “Letter Agreement”) and other consideration, I on behalf of myself, and on behalf of my heirs, administrators, representatives, successors, and assigns (the “Releasors”), hereby release acquit and forever discharge the Company, all of its past, present and future subsidiaries and affiliates and all of their respective directors, officers, employees, agents, trustees, partners, shareholders, consultants, independent contractors and representatives, all of their respective heirs, successors, and assigns and all persons acting by, through, under or in concert with them (the “Releasees”) from any and all claims, charges, complaints, obligations, promises, agreements, controversies, damages, remedies, demands, actions, causes of action, suits, rights, costs, debts, expenses and liabilities that the Releasors might otherwise have asserted arising out of my employment with the Company and its subsidiaries and affiliates, including the termination of that employment.
However, the Releasors are not releasing any rights under (i) any qualified employee retirement plan; (ii) any claim for compensation and benefits to be provided to me under the Letter Agreement; (iii) any claim for vested benefits or benefits that I am otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Date of Termination; (iv) any claim related to my indemnification as an officer, director and employee of the Affiliated Companies under the Company’s Certificate of Incorporation or By-Laws or applicable law or any claim related to coverage under the Company’s contract of directors and officers liability insurance; or (v) any rights or claims that may arise after the date on which I sign this release (the “Release”). Those rights shall survive unaffected by this Release.
I understand that, as a consequence of my signing this Release, I am giving up, any and all rights I might otherwise have with respect to my employment and the termination of that employment including but not limited to rights under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) any and all other federal, state, or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap, or other invidious factor, or retaliation; and (3) any and all theories of contract or tort law related to my employment or termination thereof, whether based on common law or otherwise.
I acknowledge and agree that:
A.    The benefits I am receiving under the Letter Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.
B.    The Company advised me in writing to consult with an attorney prior to signing this Release.
C.    I was given a period of at least twenty-one (21) days within which to consider this Release; and
D.    The Company has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days of my signing this Release by delivering written notice of such revocation to Katherine P. Burgeson, Executive Vice President, Secretary and General Counsel, Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406, and this Release shall be come final and binding if no such notice of revocation is received by the Company within such seven (7) period.

Exhibit 10.1

I warrant and represent that my decision to sign this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Agreement and (3) did not result from any threats or other coercive activities to induce my agreement to this Release.
If I exercise my right to revoke this Release within seven (7) days of my execution of this Release, I warrant and represent that I will: (1) notify the Company in writing, in accordance with the attached Agreement, of my revocation of this Release, and (2) simultaneously return in full any consideration received from the Company or any employee benefit plan sponsored by the Company.
The parties agree that this release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, the parties agree that this release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Releasors knowingly and voluntarily waive all rights or claims that arose prior to the date hereof that the Releasors may have against the Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release. Notwithstanding any other provision in this Release, the parties agree that this Release does not prohibit me from: (1) filing a charge with or communicating with the National Labor Relations Board, the Equal Employment Opportunity Commission, or another federal, state or local government official for the purpose of reporting or investigating a suspected violation of law; or (2) communicating directly with the U.S. Securities and Exchange Commission about a possible securities law violation.

Signature:
Edward A. Rose
Date: _____________________________________

REMINDER REGARDING CONFIDENTIAL INFORMATION AND OTHER OBLIGATIONS
In view of your pending departure from the Company, we are providing the following reminder of certain of your obligations to the Company. You have an obligation to:

•
keep secret, and not to use or disclose to others, confidential and proprietary information of the Company, which includes information received by the Company from others. This information includes technical, business, product, financial, and other information.

•	not take with you any confidential and proprietary information of the Company and to return such information and any copies to the Company prior to your departure.

•	to comply with the terms of any restrictive covenants agreement that you signed as a Company employee including the attached Letter Agreement.

Exhibit 10.1

These obligations exist whether or not you executed a written agreement with the Company or one of its predecessor companies during your employment. These are also referenced in the Ingevity Code of Conduct you have affirmed. To the extent you entered into any specific written agreement with the Company on this subject, we also encourage you to review that agreement to insure you do not inadvertently breach any of your obligations under that agreement after you leave the Company. This also includes the obligation to disclose to the Company any inventions or other protectable developments which you made during your employment. Thank you for your contributions to the Company and your compliance with these obligations. Nothing in this reminder is intended to prohibit you from: (1) communicating with the National Labor Relations Board, the Equal Employment Opportunity Commission, or another federal, state or local government official for the purpose of reporting or investigating a suspected violation of law; or (2) communicating directly with the U.S. Securities and Exchange Commission about a possible securities law violation.
I acknowledge receipt of the above Reminder Regarding Confidential Information and other Obligations:
Signature
Edward A. Rose

Date: